Exhibit 2.1

PURCHASE AGREEMENT

THIS AGREEMENT made at the City of Mount Pearl, in the Province of Newfoundland and Labrador, this 28th day of May, A.D., Two Thousand Ten (the “Agreement”).

BETWEEN:	BELLA VIAGGIO, INC., a Nevada corporation with its head office located at 1149 Topsail Road, in the City of Mount Pearl, in the Province of Newfoundland and Labrador, Canada, A1N 5G2 (the “Grantee”);

AND:

KAT EXPLORATION INC., a Nevada Corporation with its head office located at 1149 Topsail Road, in the City of Mount Pearl, in the Province of Newfoundland and Labrador, Canada, A1N 5G2 (the “Grantor” and collectively with the Grantee, the “Parties”)

WHEREAS the Grantor is the recorded and beneficial owner of the Handcamp Gold property which comprises 149 mineral claims in 3 separate licenses being license number 011745M (11 Claims), license number 017308M (86 Claims) and license number 017485M (52 Claims) located in NTS map 12H/08 for Rocky Pond, in the Province of Newfoundland and Labrador, Canada (hereinafter called the “Property”);

AND WHEREAS the Grantee has requested the Grantor transfer all its rights, title and interest in the Property to the Grantee in consideration for the Grantee issuing to the Grantor 161,000,000 restricted common shares (the “Shares”) of the Grantee and the Grantor has agreed to the said request;

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree to and with the following representations, covenants, terms and conditions:

Article I
Purchase and Sale of Assets; Purchase Price

1.1 Purchase and Sale of Assets. Based upon and subject to the representations, warranties, covenants, agreements, and other terms and conditions set forth in this Agreement, Grantor hereby sells, conveys, transfers, assigns, and delivers, and Grantee hereby purchases, acquires, and accepts, as provided herein, all of the assets, properties, rights and goodwill possessed by Grantor in and to, and only to, the Property.

1.2 Purchase Price. The purchase price for the Property acquired pursuant to Section 1.1, is an aggregate of 161,000,000 Shares in the Grantee; 65,000,000 Shares shall be issued upon the closing of this Agreement, and the remaining 96,000,000 Shares shall be issued as soon as reasonably practical after the Grantee has effectuated an increase in its number of authorized shares of common stock to enable it to issue the afore-mentioned 96,000,000 Shares to the Grantor.

1.3 Filings. Upon execution of this agreement, the Grantee agrees to submit the proper filings to the appropriate securities and exchange authority as may be required.

Article II
Representations and Warranties

The Grantor hereby makes the following representations and warranties to the Grantee:

2.1 Ownership of the Property. The Grantor represents and warrants that it is the beneficial owner of an undivided 100% interest in and to the Property, free and clear of all liens, charges, royalties and encumbrances and conflicting claims and rights of whatsoever nature and kind, the claims are in good standing and were properly and legally staked and recorded in accordance with the rules and regulations of the governing authorities and that it has full power, absolute authority and capacity to enter into this

Agreement and carry out the transactions contemplated herein without obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, rigor privilege capable of becoming an agreement for the purchase of the Property or an interest therein save as might be expressly set out herein;

2.2 Incorporation and Standing of the Grantor. The Grantor is a corporation partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

2.3 Authorization and Power. Grantor has the requisite power and authority to enter into and perform this Agreement, and to acquire the common shares being issued to it hereunder. The execution, delivery and performance of this Agreement by such Grantor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, and no further consent or authorization of such Grantor or its Board of Directors, stockholders, or partners, as the case may be, is required. The Agreement has been duly authorized, executed and delivered by such Grantor and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Grantor enforceable against the Grantor in accordance with the terms thereof.

2.4 Acquisition for Investment. Grantor is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Grantor does not have a present intention to sell or otherwise dispose of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, such Grantor does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with Federal and state securities laws applicable to such disposition. Grantor acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Grantee and to the officers of the Grantee and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Grantee in terms of the Grantee’s stage of development so as to be able to evaluate the risks and merits of its investment in the Grantee.

2.5 Status of Grantor. Grantor is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. Grantor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares. Grantor is not a broker-dealer or an affiliate of a broker-dealer.

2.6 No General Solicitation. Grantor acknowledges that the Shares have not been offered to Grantor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Grantor was invited by any of the foregoing means of communications.

2.7 Rule 144. Grantor understands that the Shares must be held indefinitely unless they are registered under the Securities Act or an exemption from registration is available. Grantor acknowledges that Grantor is familiar with Rule 144 of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 may permit the resale of the Shares only under certain circumstances. Such Grantor understands that to the extent that Rule 144 is not available, such Grantor will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

2.8 General. Grantor understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Grantee is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Grantor set forth herein in order to determine the applicability of such exemptions and the suitability of such Grantor to acquire the Shares.

2.9 Independent Investment. Except as may be disclosed in any filings with the Commission by Grantor under Section 13 and/or Section 16 of the Exchange Act, Grantor has not agreed to act with any other entity for the purpose of acquiring, holding, voting or disposing of the Shares for purposes of Section 13(d) under the Exchange Act, and Grantor is acting independently with respect to its investment in the Shares.

Article III
Miscellaneous

3.1 Notices. Any notices sent to the Grantee and/or the Grantor pursuant to this Agreement will be sent to the following addresses:

Kat Exploration Inc.
1149 Topsail Road
Mt Pearl, NL A1N 5G2
Attn.: Kenneth Stead, President

Bella Viaggio, Inc. (BVIG)
1149 Topsail Road
Mt Pearl, NL A1N 5G2
Attn.: Kenneth Stead, CEO

Notices must be sent by courier service to the addresses listed above or personal service on a director of the applicable corporation. Notices sent by courier service shall be deemed received on the next business day.

3.2 Further Assurances. Each Party agrees to take such further acts and assurance as may be reasonably required to carry out the intent of this agreement including, without limitation, the preparation and execution (at the expense of the Grantee) of such documents that will permit the Property to be transferred to the Grantee.

3.3 Transfer of Consideration. Notwithstanding any other term of this agreement, the Parties shall have 45 (forty-five) days from the day that shall be effective date of the increase in Grantee’s authorized shares of common stock to transfer their consideration as more particularly provided herein, If either Party shall fail to transfer its consideration as provided herein on or before such date, then the other Party, at its sole option, may declare this agreement to be rescinded by giving written notice of same as provided in Section 3.1 above and upon receipt or deemed receipt of said notice, that Party shall be forthwith be entitled to a return of any consideration which it has transferred to the other party under this agreement.

3.4 Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the Province of Newfoundland and Labrador and any dispute(s) shall be litigated within the jurisdiction of the courts of the Province of Newfoundland and Labrador.

3.5 Expenses. Each party will pay its respective expenses in connection with the negotiation and completion of this Agreement.

3.6 Authorization. The Grantee and the Grantor represent they are corporate entities, that each is fully authorized and empowered under its charter and by-laws to enter in to this agreement and that the signers below have full authority to sign on behalf of and bind their respective company in contract.

3.7 Entire Agreement. This Agreement represents the complete understanding of the Parties and shall not be deviated from except by a further written agreement between the Parties. Each party agrees to execute further documents and take such further actions as may be necessary to give effect to this agreement.

3.8 Assignment. This Agreement shall ensure to the benefit of and be binding upon the Parties hereto and their respective assigns.

IN WITNESS WHEREOF the Parties have hereunto their corporate seals subscribed and set this day and year first before written.

SIGNED, SEALED AND DELIVERED
by the Parties in the presence of:

KAT EXPLORATION INC.

Notary Public	Per: Ken Stead

BELLA VIAGGIO, INC.

Notary Public	Per: Ken Stead